 Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Completes Acquisition of Chicago-based Pacific Global Bank

Los Angeles, CA, January 13, 2020 - RBB Bancorp (NASDAQ: RBB) and its subsidiaries, Royal Business Bank and RBB Asset Management Company (collectively referred to herein as “RBB” or the “Company”), announced today that it has completed its acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary Pacific Global Bank based in Chicago, IL (collectively referred to herein as “Pacific Global Bank” or “PGB”). Principally serving the Chinese-American communities in Chicago, Pacific Global Bank has three branches located in the Chicago neighborhoods of Chinatown and Bridgeport, offering consumer and business banking and loan products and services. As part of the transaction, Pacific Global Bank has been merged into Royal Business Bank. The transaction brings RBB’s total assets to over $3.0 billion, based on information as of September 30, 2019.

Alan Thian, CEO and Chairman of the Board of RBB, commented, “We are very pleased to welcome PGB’s customers and employees to RBB Bancorp.  We plan to operate our Chicago branches as Pacific Global Bank, A Division of Royal Business Bank, until the system conversion near the end of March at which time we will operate the branches as Royal Business Bank.  Following the system conversion in March, we plan to supplement the lending product offering by PGB with our mortgage, SBA 7A, small C&I and construction lending products.  We believe this expanded suite of product offerings will provide a superior banking experience for our customers, as well as allowing us to win a greater share of their banking business.”

Mr. Thian added, “We are excited to be entering the Chicago market and intend to open two new branches in metro Chicago in the next two years. Pacific Global is an excellent cultural fit with RBB, as we have complementary business models, strong residential mortgage loan production platforms, and a focus on the Chinese-American market. We now have a strong presence in the largest Asian-American markets in three of the top major metro areas in the country, positioning RBB to continue our robust growth. Since we went public in 2017, we have more than doubled the size of RBB and built a strong business model centered around core community banking that we believe will produce attractive long-term returns for our shareholders.”

Pursuant to the terms of the transaction, the Company acquired PGB in a cash transaction valued at approximately $32.9 million or $69.49 per share of PGB stock. PGB owns two of its three branches with an estimated fair market value of approximately $2 million in excess of book value. RBB expects the transaction to be accretive to earnings per share in 2020 in the high single digit range. RBB also expects a payback period of approximately 3.3 years. The earnings per share accretion estimates do not include any assumption of revenue synergies.

The Findley Group served as financial advisor to RBB and Loren P. Hansen, APC is acting as RBB’s legal counsel.  Janney Montgomery Scott LLC served as financial advisor to PGB and Barack Ferrazzano Kirschbaum & Nagelberg LLP is acting as PGB’s legal counsel.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  The Company had total assets of $2.8 billion as of September 30, 2019. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, in Chicago, Illinois, and in Brooklyn, Queens, and Manhattan in New York.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, three branches in Chicago, Illinois, and eight branches and one loan operation center in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Forward-Looking Statements

This press release may contain a number of forward-looking statements. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.